Exhibit 4.62

Exclusive Option Agreement

This Exclusive Option Agreement (this “Agreement”) is executed by and among the following Parties as of January 1, 2016, in Shanghai, the People’s Republic of China (“China” or the “PRC”):

Party A:            Yanhua Network Technology (Shanghai) Co., Ltd., a wholly foreign-owned enterprise incorporated and existing under applicable law of China having its registered office at Room 605, 6th Floor, Building No.1, Lane 2145, Jingshajiang Road, Putuo District, Shanghai, PRC;

Party B:            Tairan Guo, a Chinese citizen with Identification No.: 210803197804291530;

Party C:            Lv Neng Tao E-Commerce (Suzhou) Co., Ltd., a limited liability company incorporated and existing under applicable law of China having its registered office at Room 306, Building No.3, Keling Road 78, High-tech Zone, Suzhou, PRC.

In this Agreement, each of Party A, Party B and Party C shall be hereinafter referred to as a “Party” individually, and as the “Parties” collectively.

Whereas: Party B is one of the shareholders of Party C and as of the effective date of this Agreement holds 33% of the equity interests of Party C, representing RMB 3.3 million in the registered capital of Party C;  Party A and Party C has signed a series of VIE agreements (“VIE Agreements”) in Shanghai such as Exclusive Business Cooperation Agreement.

Now therefore, upon mutual discussion and negotiation, the Parties have reached the following agreement:

1.                  Sale and Purchase of Equity Interest

1.1                     Option Granted

In view of Party A has paid Party B RMB 10 as the consideration, and Party B confirmed receipt and that the consideration is sufficient, Party B hereby irrevocably grants Party A an exclusive right to purchase, or designate one or more persons (each, a “Designee”) to purchase the equity interests in Party C then held by Party B once or at multiple times at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by Chinese laws and at the price described in Section 1.3 herein (such right being the “Equity Interest Purchase Option”).  Except for Party A and the Designee(s), no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests of Party B.  Party C hereby agrees to the grant by Party B of the Equity Interest Purchase Option to Party A.  The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or non-corporate organizations.

Strictly Confidential

1.2                     Steps for Exercise of the Equity Interest Purchase Option

Subject to the provisions of the laws and regulations of China, Party A may exercise the Equity Interest Purchase Option by issuing a written notice to Party B (the “Equity Interest Purchase Option Notice”), specifying:(a) Party A’s decision to exercise the Equity Interest Purchase Option; (b) the portion of equity interests to be purchased by Party A or the Designee from Party B (the “Optioned Interests”); and (c) the date for purchasing the Optioned Interests or the date for the transfer of the Optioned Interests.

1.3                     Equity Interest Purchase Price

The total price for the purchase by Party A of all Optioned Interests held by Party B upon exercise of the Equity Interest Purchase Option by Party A shall be RMB 3.3 million; if Party A exercises the Equity Interest Purchase Option to purchase part of the Optioned Interests held by Party B in Party C, then the purchase price shall be calculated on a pro rata basis.  If at the time when Party A exercises the Equity Interest Purchase Option, the PRC laws impose mandatory requirements on the purchase price of such Optioned Interests, such that the minimum price permitted under PRC law is higher than the aforementioned price, then the purchase price shall be such minimum price permitted by PRC law (collectively, the “Equity Interest Purchase Price”).

1.4                     Transfer of Optioned Interests

For each exercise of the Equity Interest Purchase Option:

1.4.1                    As one of the shareholders of Party C at that time, Party B shall promptly cause Party C to convene a shareholders’ meeting to ensure himself or herself and urge other shareholders to approve the resolution on Party B’s transfer of the Optioned Interests to Party A and/or the Designee(s);

1.4.2                    Party B shall execute an equity interest transfer contract with respect to each transfer with Party A and/or each Designee (whichever is applicable), in accordance with the provisions of this Agreement and the Equity Interest Purchase Option Notice regarding the Optioned Interests;

1.4.3                    Relevant party shall execute all necessary contracts, agreements or documents with relevant parties, obtain all necessary government approvals and permits, and take all necessary measures, so as to transfer valid ownership of the Optioned Interests to Party A and/or the Designee(s), unencumbered by any security interests, and cause Party A and/or the Designee(s) to become the registered owner(s) of the Optioned Interests.  For the purpose of this Section and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement, Party B’s Equity Interest Pledge Agreement and Party B’s Power of Attorney; “Party B’s Equity Interest Pledge Agreement” as used in this Agreement shall refer to the Interest Pledge Agreement executed by and among Party A, Party B and Party C on the date hereof and any modification, amendment and restatement thereto.; “Party B’s Power of Attorney” as used in this Agreement shall refer to the Power of Attorney executed by Party B on the date hereof granting Party A with a power of attorney and any modification, amendment and restatement thereto.

1.5                     Payment

When Party A exercises the Equity Interest Purchase Option, the Parties shall separately negotiate the specific payment method of the equity consideration.

2.                  Covenants

2.1           Covenants regarding Party C

Party B (as a shareholder of Party C) and Party C covenant from the effective date of this Agreement as follows:

2.1.1                              Without the prior written consent of Party A, they shall not in any manner supplement, change or amend the articles of association of Party C, increase or decrease its registered capital, or change its structure of registered capital in other manners;

2.1.2                              They shall maintain Party C’s corporate existence in accordance with good financial and business standards and practices, obtain and maintain all necessary government licenses and permits by prudently and effectively operating its business and handling its affairs;

2.1.3                              Without the prior written consent of Party A, they shall not at any time following the date from the effective date of this Agreement, sell, transfer, mortgage or dispose of in any manner any material assets exceeding RMB 500,000 of Party C or legal or beneficial interest in the material business or revenues of Party C, or allow the encumbrance thereon of any security interest;

2.1.4                              Without the prior written consent of Party A, they shall not incur, inherit, guarantee or suffer the existence of any debt, except for payables incurred in the ordinary course of business other than through loans;

2.1.5                              They shall always operate all of Party C’s businesses within the ordinary course of business to maintain the asset value of Party C and refrain from any action/omission that may adversely affect Party C’s operating status and asset value;

2.1.6                              Without the prior written consent of Party A, they shall not cause Party C to execute any major contract, except the contracts in the ordinary course of business (for the purpose of this subsection, a contract with a price exceeding RMB 500,000 shall be deemed a major contract);

2.1.7                              Without the prior written consent of Party A, they shall not cause Party C to provide any person with any loan or credit;

2.1.8                              They shall provide Party A with information on Party C’s business operations and financial condition at Party A’s request;

2.1.9                              If requested by Party A, they shall procure and maintain insurance in respect of Party C’s assets and business from an insurance carrier acceptable to Party A, at an amount and type of coverage typical for companies that operate similar businesses;

2.1.10                       Without the prior written consent of Party A, they shall not cause or permit Party C to merge, consolidate with, acquire or invest in any person;

2.1.11                       They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party C’s assets, business, revenue or equity interest;

2.1.12                       To maintain the ownership by Party C of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and raise necessary or appropriate defenses against all claims;

2.1.13                       Without the prior written consent of Party A, they shall ensure that Party C shall not in any manner distribute dividends to its shareholders, provided that upon Party A’s written request, Party C shall immediately distribute all distributable profits to its shareholders;

2.1.14                       At the request of Party A, they shall appoint any person designated by Party A as the director or the senior executives of Party C;

2.1.15                       Without Party A’s prior written consent, they shall not engage in any business in competition with Party A or its affiliates; and

2.1.16                       Unless otherwise required by PRC law, Party C shall not be dissolved or liquated without prior written consent by Party A;

2.2           Covenants of Party B

Party B covenants from the effective date of this Agreement as follows:

2.2.1                              Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon, except for the interest placed in accordance with Party B’s Equity Interest Pledge Agreement and Party B’s Power of Attorney;

2.2.2                              Without the prior written consent of Party A, as a shareholder of Party C, Party B shall ensure himself/herself and shall procure the shareholders and/or the directors (or the executive director) of Party C not to approve any sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon of any security interest, except for the interest placed in accordance with Party B’s Equity Interest Pledge Agreement and Party B’s Power of Attorney;

2.2.3                              Without the prior written consent of Party A, Party B shall not approve and shall cause the shareholders and/or the directors (or the executive director) of Party C not to approve the merger or consolidation with any person, or the acquisition of or investment in any person;

2.2.4                              Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the equity interests in Party C held by Party B;

2.2.5                              Party B shall ensure himself/herself and shall cause the shareholders or the directors (or the executive director) of Party C to vote in favor of the transfer of the Optioned Interests as set forth in this Agreement and to take any and all other actions that may be requested by Party A;

2.2.6                              To the extent necessary to maintain Party B’s ownership in Party C, Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and raise necessary or appropriate defenses against all claims;

2.2.7                              Party B shall appoint any designee of Party A as the director or the senior executives of Party C, at the request of Party A;

2.2.8                              If Party received any profit distribution, interest, dividend or proceeds of liquidation from Party C, Party B shall promptly donate all such profit distribution, interest, dividend or proceeds of liquidation to Party A or any other person designated by Party A in the manner permitted by the applicable PRC laws; and

2.2.9                              Party B shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among Party B, Party C and Party A, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof.  To the extent that Party B has any remaining rights with respect to the equity interests subject to this Agreement hereunder or under the Party B’s Equity Interest Pledge Agreement or under the Party B’s Power of Attorney, Party B shall not exercise such rights except in accordance with the written instructions of Party A.

3.                  Representations and Warranties

Party B and Party C hereby represent and warrant to Party A, jointly and severally, as of the effective date of this Agreement and each date of the transfer of the Optioned Interests, that:

3.1                     They have the power, capacity and authority to execute and deliver this Agreement and any equity interest transfer contracts to which they are parties concerning each transfer of the Optioned Interests as described thereunder (each, a “Transfer Contract”), and to perform their obligations under this Agreement and any Transfer Contracts.  Party B and Party C agree to enter into Transfer Contracts consistent with the terms of this Agreement upon Party A’s exercise of the Equity Interest Purchase Option.  Upon the effectiveness of this Agreement and execution of the Transfer Contracts to which they are parties, this Agreement and such Transfer Contracts shall constitute or will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

3.2                     Party B and Party C have obtained any and all approvals and consents from the competent government authorities and third parties (if required) for the execution, delivery and performance of this Agreement.

3.3                     The execution and delivery of this Agreement or any Transfer Contracts and the obligations under this Agreement or any Transfer Contracts shall not: (i) cause any violation of any applicable laws of China; (ii) be inconsistent with the articles of association, bylaws or other organizational documents of Party C; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

3.4                     Party B has the good and saleable title to the equity interests held by it in Party C.  Except for Party B’s Equity Interest Pledge Agreement and Party B’s Power of Attorney, Party B has not placed any security interest on such equity interests;

3.5                     Party C has the good and saleable title to all of the assets, and has not placed any security interest on the aforementioned assets;

3.6                     Party C does not have any outstanding debts, except for (i) debt incurred during the ordinary course of business; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained;

3.7                     Party C has complied with all PRC laws and regulations in asset acquisition; and

3.8                     There are no pending or threatened litigation, arbitration or administrative proceedings relating to the equity interests in Party C, assets of Party C or Party C.

4.                  Effective Date and Term

This Agreement shall become effective upon execution by the Parties, and remain effective until all equity interests held by Party B in Party C have been transferred or assigned to Party A and/or any other person designated by Party A in accordance with this Agreement.

5.                  Governing Law and Resolution of Disputes

5.1                     Governing Law

The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC.

5.2                     Methods of Resolution of Disputes

In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations.  If the dispute remains unresolved within 30 days after one Party issues a written notice calling for resolution to the other, either Party may submit the relevant dispute to the Shanghai International Economic and Trade Arbitration Commission for arbitration, in accordance with the arbitration rules of such arbitration commission effective at that time.  The place of the hearing of the arbitration shall be Shanghai.  The arbitration award shall be final and binding on both Parties.

6.                  Taxes and Fees

Each Party shall pay any and all transfer and registration taxes, expenses and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Contracts.

7.                  Notices

7.1                     All notices and other communications required to be given pursuant to this Agreement or otherwise given in connection with this Agreement shall be delivered personally, or sent by registered mail, prepaid postage, a commercial courier service, facsimile transmission or email to the address of such Party set forth below.  Each notice shall also be emailed again.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

7.1.1                    Notices given by personal delivery, courier service, registered mail or prepaid postage shall be deemed effectively given on the date of receipt or refusal at the address set forth as notice address;

7.1.2                    Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission.

7.2                     For the purpose of notices, the addresses of the Parties are as follows:

Party A:             Yanhua Network Technology (Shanghai) Co., Ltd.

Address:           3rd Floor, CSSD Building, No. 158 Wangdun Road, Suzhou Industrial Park

Attn:                              Lin Wang

Tel:                                     (512)6288 5565 8000

Party B:             Tairan Guo

Address:           3rd Floor, CSSD Building, No. 158 Wangdun Road, Suzhou Industrial Park

Attn:                              Tairan Guo

Tel:                                     (512)6288 5565 8000

Party C:             Lv Neng Tao E-Commerce (Suzhou) Co., Ltd.

Address:           3rd Floor, CSSD Building, No. 158 Wangdun Road, Suzhou Industrial Park

Attn:                              Lin Wang

Tel:                                     (512)6288 5565 8000

7.3                     Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms of this Section.

8.                  Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement, and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information.  Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of other Parties, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels, or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section.  Disclosure of any confidential information by the shareholders, director, employees of, or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

9.                  Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.           Breach of Agreement

10.1              If Party B or Party C materially breaches any provision under this Agreement, Party A is entitled to terminate this Agreement and/or require Party B or Party C to compensate Party A’s losses.  This Section 10 shall not prejudice any other rights of Party A under this Agreement.

10.2              Party B or Party C shall not terminate this Agreement unilaterally in any event unless otherwise required by the applicable laws.

11.           Miscellaneous

11.1              Amendments, changes and supplements

Any amendment, change and supplement to this Agreement shall be made in writing by all of the Parties.

11.2              Entire agreement

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

11.3              Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

11.4              Language

This Agreement is written in Chinese in three copies, each Party having one copy.

11.5              Severability

In the event that one or several of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect.  The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11.6              Successors

The terms of this Agreement shall be binding and valid to the respective successors and permitted assigns of the Parties.

11.7              Survival

11.7.1                        Any obligations that occurred or that are due in connection with this Agreement before the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

11.7.2                        The provisions of Sections 5, 8, 10 and this Section 11.7 shall survive the termination of this Agreement.

11.8              Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties.  No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party A:	Yanhua Network Technology (Shanghai) Co., Ltd.

By:
Name:	Minghua Zhao
Title:	Legal Representative

Party B:	Tairan Guo

By:

Party C:	Lv Neng Tao E-Commerce (Suzhou) Co., Ltd.

By:
Name:	Minghua Zhao
Title:	Legal Representative